Thursday March 4, 9:31 am Eastern Time

Company Press Release

     JWGENESIS TO SELL SAN FRANCISCO BASED BROKERAGE PROCESSING UNIT

BOCA RATON, Fla.--(BUSINESS WIRE)--March 4, 1999--JWGenesis Financial Corp. (AMEX:JWG - news) announced today that it had entered into an agreement to sell its San Francisco based brokerage processing unit to an investor group led by its Chief Operating Officer, Mr. Philip C. Stapleton and its Vice Chairman, Mr. Will K. Weinstein. Under the terms of the agreement, JWGenesis will receive approximately 285,000 shares of its common stock currently owned by members of the investor group (valued at approximately $3.0 million based upon yesterday's closing price) for this San Francisco based unit. As part of the agreement, Messrs. Stapleton and Weinstein will immediately resign their positions on the Company's board of directors and their respective employment with the Company.

JWGenesis acquired its San Francisco based brokerage-processing unit in June 1998 in connection with its acquisition of Genesis Merchant Group Securities, LLC. The sale of this unit will allow management to focus its efforts on further developing the New York based investment banking and institutional capabilities that were also acquired in the Genesis Merchant Group acquisition. The Company expects to complete this transaction this month subject to the receipt of appropriate regulatory and governmental approvals and does not expect it to have any material adverse effect on its continuing operations.

Marshall T. Leeds, Chairman and Chief Executive Officer of JWGenesis commented on these developments saying, "By selling our San Francisco based brokerage processing operations, we can now focus our resources entirely on our core business units. The expansion of our retail securities, investment banking, correspondent clearing, investment research, institutional sales and asset management businesses remain our highest priority. We will be a more focused organization, one more capable of serving the needs of our historical customer base."

Mr. Leeds added, "In June 1998 we merged two companies with different philosophies and business focuses. While we believed that these differences would greatly benefit both organizations, the benefits never reached the levels of our earlier expectations. We wish Phil and Will much success in the future and look forward to a continuing relationship."

Certain statements in this release regarding the Company's expected future business and prospects constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties discussed in the 1997 Annual Report on Form 10-K, as amended, of JWCharles Financial Services, Inc. (whom JWGenesis Financial Corp. has replaced as a publicly held company), which discussions are incorporated herein by reference.

Contact:

     JWGenesis Financial Corp., Boca Raton
     Margo Vuicich, 561/338-2721

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